EX-35 (a)


OFFICER'S CERTIFICATE
CENTERLINE SERVICING, INC.

The undersigned, James L. Duggins, the Chief Executive Officer of Centerline Servicing Inc. (formerly known as ARCap Servicing, Inc.), the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of April 1, 2006 ("Transaction Closing Date"), relating to the Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-TOP22, hereby certifies as follows:


1. a review of the activities of the Special Servicer during the preceding calendar year or portion thereof commencing from and after the Transaction Closing Date and of the performance of the Special Servicer under the Pooling and Servicing Agreement has been made under the undersigned officer's supervision; and


2. to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such year, or portion thereof commencing from the Transaction Closing Date.


Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.


IN WITNESS WHEREOF, as of the 30th day of October, 2007, I have hereunto signed my name.


/s/ James L. Duggins
James L. Duggins
Chief Executive Officer of
Centerline Servicing, Inc.,
a Delaware corporation